Exhibit 10.1

VIA EMAIL ONLY

gdion@oharaco.com

Ms. Gisele Dion

40 Tamarack Terrace

Stoneham MA 02180

Re:	Director Offer Letter

Dear Gisele,

This Director Offer Letter constitutes an agreement (“Agreement”) between you and Inhibikase Therapeutics, Inc. (“Company”) and contains all of the terms and conditions relating to your service to the Company as a Class II member of our Board of Directors (“Board”).

1.     Term. This Agreement will become effective on September 1, 2022 (“Effective Date”) and continue until your resignation or removal from the Board, or until your successor is duly elected and qualified. Your position will be subject to re-election at our annual shareholders’ meeting in 2023 and each third annual meeting thereafter, and, upon re-election, the terms and conditions of this Agreement will remain in full force and effect.

2.    Services.

2.1.     Duties. You will render services as a member of the Board in accordance with high professional and ethical standards and in accordance with applicable laws, rules and regulations pertaining to your performance under this Agreement. In addition, you agree to comply with all policies of the Company, including the Company’s policy with respect to insider trading. You will use your reasonable best efforts to attend all meetings of the Board called from time to time, either in-person, by telephone or means of audio-visual communication. You will serve as a member of, and Chairperson of, the Audit Committee, as a member of the Compensation Committee and such other committees as the Board may designate and you agree to serve on such committees. In addition, you will use your reasonable best efforts to attend meetings of these committees as required by its members pursuant to its Charter as may be called from time to time. As an

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678-392-3419	info@inhibikase.com	617-936-0184

independent director, you may also be required to attend meetings with the other independent directors without the presence of the Company’s officers and non-independent directors. The services described in this Section 2.1 are hereinafter referred to as your “Duties.”

2.2.     Reporting. While this Agreement is in effect, you will immediately advise the Company if you know, have reason to know or believe that you are no longer independent as described in the last paragraph of Section 3.

3.    Services for Others. You are free to perform services for others during the term of this Agreement. You represent, however, that you do not presently perform and do not intend to perform, during the term of this Agreement, similar duties or other services for companies whose businesses are or would be in any way competitive with the Company (except for companies previously disclosed by you to the Company in writing). Should you propose to perform similar duties or other services for any such company, you agree to notify the Company in writing in advance (specifying the name of the organization for whom you propose to perform such services) and to provide information to the Company sufficient to allow it to determine if performing such similar duties or other services would conflict with your Duties.

While this Agreement is in effect, you shall immediately inform the Company if: (i) you know, have reason to know or believe that you are no longer independent with respect to your Duties as defined pursuant to applicable Nasdaq Listing Rules and applicable securities law, including the rules and regulations of the Securities and Exchange Commission, or (ii) you serve on an audit or compensation committee of any other public company.

4.    Compensation.

4.1     Cash Compensation. For calendar year 2022, your cash compensation will be $40,000 for your service as a Director, $20,000 as Chairperson of the Audit Committee and $5,000 as a member of the Compensation Committee, each to be prorated based on the actual time served.

4.2.    Equity Grants. Commencing on the Effective Date, you will be issued an initial stock option grant of 60,000 option shares with 50% vesting on each of the first two anniversaries of the date of grant (“Option”). The Company will issue you a Stock Option Agreement to evidence the Option in the form typically used by the Company.

4.3.     Taxes. You are solely responsible for taxes arising out of any compensation paid by the Company to you under this Agreement, and you understand that you will be issued a United States Treasury Form 1099 for any compensation paid to you by the Company. The Company will comply with any tax or withholding obligations as required by applicable law related to this Agreement.

5.     D&O Insurance Policy; Indemnification. During the term of this Agreement, the Company will include you as an insured under its existing director’s and officer’s insurance policy, with the appropriate levels of coverage determined annually by the Company and the Board. As a director, you will be entitled to customary indemnification under the Company’s organizational documents.

6.    No Assignment. Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you.

7.    Confidential Information; Non-Disclosure. In consideration of your access to the premises of the Company and your access to certain confidential information of the Company, you hereby represent and agree as follows:

7.1.    Definition. For purposes of this Agreement, the term “Confidential Information” means:

a. Any information the Company possesses that has been created, discovered, or developed by or for the Company and that has or could have commercial value or utility in the business in which the Company is engaged;

b. Any information provided to the Board at or for meetings of the Board and any information relating to proceedings of the Board; or

c. Any information that is related to the business of the Company and is generally not known by non-Company personnel.

7.2.    Exclusions. Notwithstanding the foregoing, the term Confidential Information does not include:

a. Any information that becomes generally available to the public other than because of a breach of this Agreement, or any other agreement requiring confidentiality between the Company and you;

b. Information received from a third party in rightful possession of such information who is not restricted from disclosing such information; and

c. Information known by you prior to receipt of such information from the Company, which prior knowledge can be documented.

7.3    Documents. You agree that, without the prior written consent of the Company, you will not remove from the Company’s premises any notes, formulas, programs, data, records, machines, or any other documents or items that in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of the same. If you receive any such documents or items by personal delivery from any authorized personnel of the Company, you will be deemed to have received the express written consent of the Company. If you receive any such documents or items, other than through personal delivery as described in the preceding sentence, you agree to inform the Company promptly of your possession of such documents or items. You will promptly return such documents or items, along with any reproductions or copies, to the Company upon the Company’s demand, upon termination of this Agreement or upon your termination or Resignation (as defined in Section 10 below).

7.4.    No Disclosure; No Use. You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly,

any Confidential Information or anything relating to such information without the prior written consent of the Company, except as may be necessary in the ordinary course of your service as a member of the Board or to your legal advisors. You further agree that you will not use any Confidential Information for any purpose other than in connection with your service as a member of the Board without the prior written consent of the Company. The provisions of this Section 7.4 shall survive termination of this Agreement.

8.    Assignment of Inventions. In consideration for the Company sharing with you the Company’s Confidential Information, you further agree that all inventions, discoveries, data, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) related to the business of the Company which are made, conceived, reduced to practice, created, written, designed or developed by you, solely or jointly with others, during any meeting, discussions or negotiations with representatives of the Company (“Inventions”), or thereafter if resulting or directly derived from Confidential Information shall be the sole property of the Company, and you hereby assign to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere.

9.    Obligations to Third Parties. You represent that your service as a member of the Board to the Company does not and will not breach any agreement you have with any current or former employer or any other person (including without limitation any nondisclosure or non-competition agreement), and that you will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any current or previous employer or others.

10.    Termination and Resignation. Your membership on the Board may be terminated as provided in the Company’s organizational documents or pursuant to applicable law. You may also terminate your membership on the Board for any or no reason by delivering written notice of your resignation to the Chief Executive Officer of the Company (“Resignation”). Such Resignation shall be effective on the later of the date of its delivery or the date specified in the Resignation. Upon the effective date of the termination or Resignation, your right to compensation under this Agreement will terminate, subject to the Company’s obligations to pay you any compensation that you have already earned and to reimburse you for approved expenses already incurred in connection with performing your Duties as of the effective date of such termination or Resignation.

11.    Not an Employee. Nothing in this Agreement shall be construed as a contract of employment between you and the Company or as a commitment on the part of the Company to retain you in any capacity, for any period of time or under any specific terms or conditions, or to continue your service to the Company beyond any period.

12.    Governing Law; Consent to Jurisdiction. All questions with respect to the construction and/or enforcement of this Agreement, and the rights and obligations of the parties under this Agreement, shall be determined in accordance with the laws of State of Delaware applicable to agreements made and to be performed entirely in Delaware. The parties to this Agreement hereby consent to the jurisdiction of the courts having jurisdiction over matters arising in Delaware for any proceeding arising out of or relating to this Agreement.

13.    Entire Agreement; Amendment; Waiver; Counterparts. This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute the same agreement, and may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

This Agreement has been executed and delivered by the undersigned and is made effective as of the Effective Date.

Sincerely,

Inhibikase Therapeutics, Inc.

By:
Name:	Milton H. Werner, PhD
Title:	President and Chief Executive Officer

Agreed and Accepted:

Printed Name: